Exhibit 99.1

Atossa Genetics Announces Second Quarter 2015 Financial Results

and Provides Company Update

Achieves Total Revenue for Q2 2015 of $2.7 Million

Conference Call to be Held Today at 4:30 pm Eastern Time

SEATTLE, August 6, 2015 — Atossa Genetics Inc. (NASDAQ: ATOS) today announced second quarter 2015 financial results and provided an update on recent company developments.

Dr. Steven C. Quay, Chairman, CEO & President, commented, “We are highly encouraged by our second quarter performance with record revenues for our Pharmacogenomics tests and our acquisition of the rights to Besins Healthcare’s Afimoxifene Gel, which we are developing for the potential treatment of hyperplasia of the breast. We’ve made great advancements towards achieving our goals for 2015 and we look forward to continued progress towards initiating clinical trials using our microcathers for the local administration of a pharmaceutical and growing our revenues with our products and services.”

Recent Corporate Developments

Important recent corporate developments include the following:

•	Entered into Manufacturing and Quality Agreements with AAIPharma/Cambridge Major Laboratories for a Clinical Supply of 4-Hydroxytamoxifen, the Active Pharmaceutical Ingredient in Afimoxifene Gel

•	Atossa Genetics’ Subsidiary, the NRLBH, Now Provides Enhanced Pharmacogenomic Tests Based on Luminex xTAG Platform

•	Acquired Ductal Lavage Specimen Bank From the Dr. Susan Love Research Foundation

•	Atossa Genetics was Issued a Patent by the U.S. Patent and Trademark Office for Breast Cancer Risk Assessment Using Absorbent Paper

•	Raised Approximately $5.8 Million in Gross Proceeds from a Financing with Institutional Healthcare Investors

•	Secured $25 Million At-the-Market Common Stock Purchase Agreement with Aspire Capital Fund, LLC

•	Hired Dr. Gerald Engley as Senior Director of Medical Affairs

•	Acquired Rights to Clinical Stage Proprietary Afimoxifene Gel for Potential Treatment of Hyperplasia of the Breast

•	Sponsored 8th Annual Walk with Love Fundraiser Benefiting Dr. Susan Love Research Foundation's Innovative Breast Cancer Research

•	Hired Cindy Atha as Vice President of Sales and Marketing

•	Secured In-Network Contracts With Meridian Health Plan of Michigan and Washington Medicaid

•	The NRLBH Became Certified by The College of American Pathologists

Second Quarter 2015 Financial Results

For the three months and six months ended June 30, 2015, we had total net revenue of $2,694,157 and $4,567,425, respectively, from our pharmacogenomics testing, compared to $9,875 and $33,999 of revenue in the same periods in 2014, which consisted of additional cash collections on NAF cytology tests performed in 2013. In March 2015, we began the launch of the FullCYTE Breast Aspirator in the U.S. and the ForeCYTE Breast Aspirator in the EU, focusing initially on the Netherlands, Germany, Switzerland and the United Kingdom. These devices are in the early stages of commercialization and have not yet generated revenue.

For the three months and six months ended June 30, 2015, gross profit totaled $839,446 and $1,504,760, compared to $9,875 and $33,999 in the same period in 2014. Total cost of revenue for the three months and six months ended June 30, 2015 was $1,854,711 and $3,062,665, respectively, consisting of costs relating to pharmacogenomics testing services; there was no cost of revenue during the same periods in 2014 as the only revenue generated during those periods was from additional cash collections on NAF cytology tests performed in 2013.

For the three months ended June 30, 2015, total operating expenses were $4,033,391 consisting of general and administrative (G&A) expenses of $2,790,872, research and development (R&D) expenses of $510,458, and selling expenses of $732,061, representing an increase of $836,983, or 26% from $3,196,408 in the same period in 2014, consisting of G&A expenses of $2,462,256, R&D expenses of $510,767, and selling expenses of $223,385. Operating expenses for the six months ended June 30, 2015 were $7,982,581 consisting of G&A expenses of $5,395,983, R&D expenses of $1,307,683, and selling expenses of $1,278,915. Operating expenses increased $2,351,124, or 42% from $5,631,457 for the same period in 2014 consisting of $4,236,964 in G&A expenses, $933,270 in R&D expenses, and $461,223 in selling expenses.

The increase in selling expenses is mainly due to increases in compensation expenses, travel, and advertisement as a result of the ForeCYTE and FullCYTE launch and commercialization in Europe and the United States. We expect that our selling expenses will continue to increase during 2015, as we build a sales force in the United States and outside the United States to support the launch and commercialization of the FullCYTE and ForeCYTE Breast Aspirators and our laboratory service offerings. Selling expenses may also increase as we market and sell the services offered by the NRLBH, including NAF cytology tests, pharmacogenomics tests and potentially other tests.

G&A expenses consist primarily of personnel and related benefit costs, facilities, professional services, insurance, and public company related expenses. The increase in G&A expenses is mainly due to increases in compensation expenses, professional fees, and recruiting fees as we hired additional headcounts to support the launch of our new products; as well as an increase in bad debt expenses as a result of significant increases in revenue.

We expect our G&A and selling expenses to continue to grow throughout 2015 as we hire additional administrative and manufacturing personnel to support increased sales and operating activities as we commercialize the ForeCYTE Breast Aspirator and FullCYTE Breast Aspirator, pharmacogenomics testing and our other products and services under development and as we incur additional costs associated with being a publicly traded company.

The increase in R&D expenses is attributed to additional R&D expenditures on the launch and development of ForeCYTE and FullCYTE in the first quarter of 2015. We expect that our R&D expenditures will continue to grow as we develop our new products and tests in the pipeline, including Afimoxifene Gel, our NextCYTE test and other laboratory tests we may develop. We will add additional full time employees and incur additional costs to continue the development of our products and services under development, including the development of Afimoxifene Gel and other potential pharmaceuticals and conducting one or more clinical studies.

Conference Call Information

Management will host a conference call on Thursday, August 6, 2015 at 4:30 pm eastern time to review financial results and corporate highlights. Following management's formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-866-652-5200 and

International callers should call 1-412-317-6060. All callers should ask for the Atossa Genetics conference call. The conference call will also be available through a live webcast at www.atossagenetics.com. Details for the webcast may be found on the Company’s IR events page at http://ir.atossagenetics.com/ir-calendar.

A replay of the call will be available approximately one hour after the end of the call through September 7, 2015. The replay can be accessed via Atossa's website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international) or Canada Toll Free at 855-669-9658. The replay conference ID number is 10070543.

About Atossa Genetics

Atossa Genetics Inc. is focused on improving breast health through the development of laboratory services, medical devices and therapeutics. The laboratory services are being developed by its subsidiary, The National Reference Laboratory for Breast Health Inc. The laboratory services and the Company's medical devices are being developed so they can be used as companions to therapeutics to treat various breast health conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions by the FDA, the outcome or timing of regulatory approvals needed by Atossa to sell its products, responses to regulatory matters, Atossa's ability to achieve its objectives, continue to manufacture and sell its products, recalls of products, the safety and efficacy of Atossa's products and services, performance of distributors, whether Atossa can launch and commercialize in the United States and foreign markets the additional tests, devices and therapeutics in its pipeline in a timely and cost effective manner, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time. Atossa does not undertake any obligation to update any forward-looking statement.

Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations:

CorProminence LLC

Scott Gordon

President

516-222-2560

scottg@corprominence.com

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$11,402,935	$8,500,718
Accounts receivable, net	2,012,153	297,958
Prepaid expenses	239,092	247,207
Inventory, net	101,339	39,788
Total current assets	13,755,519	9,085,671

Furniture and equipment, net	360,206	357,532
Intangible assets, net	1,822,328	1,920,645
Deferred financing costs	570,500	351,961
Other assets	52,647	48,193
Total assets	$16,561,200	$11,764,002

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$580,541	$594,357
Accrued expenses	1,900,284	444,861
Payroll liabilities	840,228	1,056,705
Short-term lease obligations	72,338	76,025
Other current liabilities	20,272	42,228
Total current liabilities	3,413,663	2,214,176

Deferred rent, net of current portion	10,019	2,483
Long-term lease obligations	12,531	49,216
Total liabilities	3,436,213	2,265,875

Stockholders' equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock - $.001 par value; 75,000,000 shares authorized, 29,046,260 and 24,564,058 shares issued and outstanding	29,046	24,564
Additional paid-in capital	54,751,098	44,648,103
Accumulated deficit	(41,655,157)	(35,174,540)
Total stockholders' equity	13,124,987	9,498,127

Total liabilities and stockholders' equity	$16,561,200	$11,764,002

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$2,694,157	$9,875	$4,567,425	$33,999
Cost of revenue	1,854,711	-	3,062,665	-
Gross profit	839,446	9,875	1,504,760	33,999
Operating expenses:
Selling	732,061	223,385	1,278,915	461,223
Research and development	510,458	510,767	1,307,683	933,270
General and administrative	2,790,872	2,462,256	5,395,983	4,236,964
Total operating expenses	4,033,391	3,196,408	7,982,581	5,631,457
Operating loss	(3,193,945)	(3,186,533)	(6,477,821)	(5,597,458)
Other income (expense)	48,619	(1,443)	(2,796)	(2,049)
Loss before income taxes	(3,145,326)	(3,187,976)	(6,480,617)	(5,599,507)
Income taxes	-	-	-	-
Net loss	$(3,145,326)	$(3,187,976)	$(6,480,617)	$(5,599,507)
Loss per common share - basic and diluted	$(0.11)	$(0.13)	$(0.25)	$(0.24)
Weighted average shares outstanding, basic & diluted	27,686,202	24,430,346	25,805,293	23,515,576